Exhibit 1A-4

CENTURY WEST MULTIFAMILY INCOME REIT, LLC

SUBSCRIPTION AGREEMENT FOR

QUALIFIED PURCHASERS

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THIS SUBSCRIPTION AGREEMENT (this "Agreement' or this "Subscription") is made and entered into as of ____________________________, by and between the undersigned (hereinafter referred to as "SHAREHOLDER") and CENTURY WEST MULTIFAMILY INCOME REIT, LLC, a Delaware limited liability company (hereinafter referred to as "COMPANY"), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this SUBSCRIPTION AGREEMENT, the SHAREHOLDER wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the COMPANY) certain Equity Membership Units (the "Common Shares"), as set forth in Section 1 of this SUBSCRIPTION AGREEMENT and on the signature page hereto, offered pursuant to the most recent Offering Circular of the COMPANY (the "Offering Circular")

qualified by the United States Securities and Exchange Commission (hereinafter referred to as the "SEC')

.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTICE REGARDING AGREEMENT TO ARBITRATE

ALL SHAREHOLDERS ARE REQUIRED TO ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL SHAREHOLDERS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF CALIFORNIA, IN THE LOS ANGELES METROPOLITAN AREA. EACH SHAREHOLDER ALSO AGREES TO WAIVE ANY RIGHTS TO AWRY TRIAL, OUT OF STATE ARBITRATION MAY FORCE A SHAREHOLDER TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST A SHAREHOLDER MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

THESE DISPUTE RESOLUTION PROVISIONS APPLY IN ANY LITIGATION RELATING TO THIS SUBSCRIPTION AGREEMENT, THE COMPANY’S COMMON SHARES OR THE COMPANY, INCLUDING CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THE COMPANY’S SUBSCRIPTION AGREEMENT, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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NOTICE REGARDING WAIVER OF SECTION 18-305 RIGHTS

BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

1.	SUBSCRIPTION FOR AND PURCHASE OF THE COMMON SHARES.

a.	Subject to the express terms and conditions of this SUBSCRIPTION AGREEMENT, the SHAREHOLDER hereby irrevocably subscribes for and agrees to purchase the Equity Membership Units (hereinafter referred to as the “Common Shares) of the Company (the "Purchase") in the amount of the purchase price (the "Purchase Price") set forth on the signature page to this SUBSCRIPTION AGREEMENT.

b.	Unless subscribing pursuant to a plan established by the COMPANY’S MANAGING MEMBER or BOARD OF DIRECTORS, the SHAREHOLDER must initially purchase at least $10.00 worth of Common Shares in this offering, unless subscribing pursuant to a plan established by the COMPANY’S MANAGING MEMBER or BOARD OF DIRECTORS. There are no minimum subscription requirements when subscribing pursuant to a plan established by the COMPANY’S MANAGING MEMBER or BOARD OF DIRECTORS or on additional purchases once the SHAREHOLDER has purchased the requisite minimum of $10.00 worth of Common Shares.

c.	The offering of Common Shares is described in the Offering Circular, that is available through the online website platform www.CenturyWestMultifamily.com (the "Site"), which is owned and operated by the COMPANY, as well as on the SEC's EDGAR website. You have received, and have had a chance to review, the SUBSCRIPTION AGREEMENT, the Offering Circular, and the COMPANY’S Operating Agreement (hereinafter referred to as the “OPERATING AGREEMENT”). While they are subject to change, as described below, the COMPANY advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to the COMPANY’S Privacy Policy, and agree to transact business with the COMPANY and to receive communications relating to the Common Shares electronically.

d.	The COMPANY has the right to reject this Subscription in whole or in part for any reason. The purchasing SHAREHOLDER may not cancel, terminate or revoke this SUBSCRIPTION AGREEMENT, which, in the case of an individual, shall survive his/her death or disability and shall be binding upon the SHAREHOLDER, his/her heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

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e.	Once the SHAREHOLDER makes an investment commitment to purchase Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by the COMPANY, or the COMPANY otherwise determines not to consummate the transaction.

f.	The undersigned has received a copy of the COMPANY’S OPERATING AGREEMENT and agrees that his/her/its execution of this SUBSCRIPTION AGREEMENT constitutes its consent to such OPERATING AGREEMENT, and, that upon acceptance of this SUBSCRIPTION AGREEMENT by the COMPANY, the undersigned will become a SHAREHOLDER of the COMPANY as a holder of Common Shares. When this SUBSCRIPTION AGREEMENT is countersigned by the COMPANY, the OPERATING AGREEMENT shall be binding upon the undersigned as of the settlement date.

g.	The undersigned has carefully reviewed the arbitration notice as detailed above in this SUBSCRIPTION AGREEMENT, Section 13 of this SUBSCRIPTION AGREEMENT titled “Arbitration,” and the arbitration risk factor disclosures of the Offering Circular. The undersigned hereby acknowledges, understands, and agrees that: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the Arbitration Award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

2.	PURCHASE OF THE COMMON SHARES.

a.	The purchasing SHAREHOLDER understands that the Purchase Price is payable with the execution and submission of this SUBSCRIPTION AGREEMENT, and accordingly, is submitting herewith to the COMPANY the Purchase Price as agreed to by the COMPANY. The COMPANY will not accept subscription payments associated with subscription agreements until the COMPANY has raised at least $750,000 for the acquisition of the COMPANY’S first commercial real estate asset.

b.	If the COMPANY returns the Purchase Price to the individual or entity trying to purchase the Common Shares, the COMPANY will not pay any interest to that party.

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c.	If this completed SUBSCRIPTION AGREEMENT is accepted by the COMPANY, the purchasing SHAREHOLDER agrees to comply fully with the terms of this SUBSCRIPTION AGREEMENT, the Common Shares and all other applicable documents or instruments of the COMPANY, including the OPERATING AGREEMENT. The SHAREHOLDER further agrees to execute any other necessary documents or instruments in connection with this Subscription and the SHAREHOLDER’S purchase of the Common Shares.

d.	In the event that this Subscription is rejected in full or the offering is terminated, payment made by the purchasing party to the COMPANY for the Common Shares shall be refunded to the purchasing party without interest and without deduction, and all of the obligations of the purchasing party hereunder shall terminate. To the extent that this purchase of the Common Shares is rejected in part, the COMPANY shall refund to the purchasing party any payment made by the purchasing party to the COMPANY with respect to the rejected portion of this purchase of Common Shares without interest and without deduction, and all of the obligations of the purchase of Common Shares hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

e.	To the extent that the funds are not ultimately received by the COMPANY or are subsequently withdrawn by the party purchasing the Common Shares, whether due to an ACH chargeback or otherwise, the SUBSCRIPTION AGREEMENT will be considered terminated, and the party purchasing the Common Shares shall not be entitled to any shares subscribed for or dividends that may have accrued.

f.	The proceeds of this Offering will not be placed into an escrow account. The Company will not accept subscription payments associated with subscription agreements until the Company has raised at least $750,000 for the acquisition of the Company’s first commercial real estate asset. At the time the minimum threshold is met, the Company will accept subscription payments, Common Shares of the Company will be issued, and investors will become Shareholders of the Company. If the Company does not meet the minimum threshold within 12-months after commencing this Offering, the Company will cancel this Offering and release all investors from their investment commitments.

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3.	INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The SHAREHOLDER represents and warrants to the COMPANY the following:

a.	The information that the SHAREHOLDER has furnished herein, including (without limitation) the information furnished by the SHAREHOLDER to the COMPANY, regarding whether the SHAREHOLDER qualifies as (i) an "accredited investor" as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the "Act') and/or (ii) a "qualified purchaser" as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this SUBSCRIPTION AGREEMENT and will be correct and complete on the date, if any, that the COMPANY accepts this SUBSCRIPTION AGREEMENT. Further, the SHAREHOLDER shall immediately notify the COMPANY of any change in any statement made herein prior to the SHAREHOLDER’S receipt of the COMPANY’S acceptance of this SUBSCRIPTION AGREEMENT, including, without limitation, SHAREHOLDER’S status as an "accredited investor" and/or "qualified purchaser". The representations and warranties made by the SHAREHOLDER may be fully relied upon by the COMAPANY and by any investigating party relying on them.

b.	The SHAREHOLDER, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The SHAREHOLDER, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the SHAREHOLDER is as shown on the signature page of this SUBSCRIPTION AGREEMENT.

c.	The SHAREHOLDER has the requisite power and authority to deliver this SUBSCRIPTION AGREEMENT, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The SHAREHOLDER has duly executed and delivered this SUBSCRIPTION AGREEMENT and has obtained the necessary authorization to execute and deliver this SUBSCRIPTION AGREEMENT and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This SUBSCRIPTION AGREEMENT, assuming the due execution and delivery hereof by the COMPANY, is a legal, valid and binding obligation of the SHAREHOLDER enforceable against the SHAREHOLDER in accordance with its terms.

d.	At no time has it been expressly or implicitly represented, guaranteed or warranted to the SHAREHOLDER by the COMPANY or any other person that:

i.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

ii.	The past performance or experience on the part of the COMPANY and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Common Shares or the overall venture detailed in the Offering Circular.

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e.	The SHAREHOLDER has received this SUBSCRIPTION AGREEMENT, the Offering Circular and the OPERATING AGREEMENT. The SHAREHOLDER and/or the SHAREHOLDER’S advisors, who are not affiliated with and not compensated directly or indirectly by the COMPANY or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the COMPANY and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect SHAREHOLDER’S own interests in connection with the Purchase.

f.	The SHAREHOLDER understands that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the SHAREHOLER’S entire investment in the Common Shares, and the SHAREHOLER understands and is fully cognizant of the risk factors related to the purchase of the Common Shares. The SHAREHOLDER has had the opportunity to read and review the risk factors set forth in the Offering Circular.

g.	The SHAREHOLDER understands that any forecasts or predictions as to the COMPANY’S performance are based on estimates, assumptions and forecasts that the COMPANY believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

h.	The SHAREHOLDER is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The SHAREHOLDER has adequate means to provide for the SHAREHOLDER’S current needs and personal contingencies and has a sufficient net worth to sustain the loss of the SHAREHOLDER’S entire investment in the COMPANY.

i.	The amount of Common Shares being purchased by the SHAREHOLDER does not exceed 10% of the greater of the SHAREHOLDER’S annual income or net worth (for natural persons), or 10% of the greater of the SHAREHOLDER’S annual revenue or net assets at fiscal year-end (for non-natural persons).

j.	The SHAREHOLDER has had an opportunity to ask questions of the COMPANY or anyone acting on his/her/its behalf and to receive answers concerning the terms of this SUBSCRIPTION AGREEMENT and the Common Shares, as well as about the COMPANY and its business generally, and to obtain any additional information that the COMPANY possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this SUBSCRIPTION AGREEMENT. Further, all such questions have been answered to the full satisfaction of the SHAREHOLDER.

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k.	The SHAREHOLDER agrees to provide any additional documentation the COMPANY may reasonably request, including documentation as may be required by the COMPANY to form a reasonable basis that the SHAREHOLDER qualifies as an "accredited investor" as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a "qualified purchaser" as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the SHAREHOLDER meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

l.	The SHAREHOLDER understands that no State or Federal authority has scrutinized this SUBSCRIPTION AGREEMENT or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

m.	The SHAREHOLDER understands that the COMPANY has not been registered under the Investment Company Act of 1940. In addition, the SHAREHOLDER understands that the COMPANY is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act').

n.	The SHAREHOLDER is subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the OPERATING AGREEMENT and this SUBSCRIPTION AGREEMENT, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the SHAREHOLDER has otherwise requested from the COMPANY in writing, and without receiving any representations or warranties from the COMPANY or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the SHAREHOLDER or SHAREHOLDER’S advisors.

o.	The SHAREHOLDER’S true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The SHAREHOLDER is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the COMPANY. The SHAREHOLDER has no present intention of becoming a resident of any other state or jurisdiction.

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p.	The SHAREHOLDER is subscribing for and purchasing the Common Shares solely for the SHAREHOLDER’S own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The SHAREHOLDER has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the SHAREHOLDER any profit, or insure against any loss with respect to the Common Shares, and the SHAREHOLDER has no plans to enter into any such agreement or arrangement.

q.	The SHAREHOLDER represents and warrants that the execution and delivery of this SUBSCRIPTION AGREEMENT, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the SHAREHOLDER is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the SHAREHOLDER. The SHAREHOLDER confirms that the consummation of the transactions envisioned herein, including, but not limited to, the SHAREHOLDER’S Purchase, will not violate any foreign law and that such transactions are lawful in the SHAREHOLDER’S country of citizenship and residence.

r.	The COMPANY’S intent is to comply with all applicable Federal, State and Local Laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "PATRIOT Act').

For purposes of this Section 3(r) of this SUBSCRIPTION AGREEMENT, the following terms shall have the meanings described below:

"Close Associate of a Senior Foreign Political Figure" shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

"Foreign Shell Bank" shall mean a Foreign Bank without a presence in any country;

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"Foreign Bank" shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

"Non-Cooperative Jurisdiction" shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

"Prohibited Investor" shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the COMPANY in connection therewith;

"Related Person" shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term "Related Person" shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

"Senior Foreign Political Figure" shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

SHAREHOLDER hereby represents, covenants, and agrees that, to the best of SHAREHOLDER’S knowledge based on reasonable investigation:

1.	None of the SHAREHOLDER’S funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under Federal Laws and Regulations.

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2.	To the extent within the SHAREHOLDER’S control, none of the SHAREHOLDER’S funds tendered for the Purchase Price will cause the COMPANY or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

3.	When requested by the COMAPNY, the SHAREHOLDER will provide any and all additional information, and the SHAREHOLDER understands and agrees that the COMAPNY may release confidential information about the SHAREHOLDER and, if applicable, any underlying beneficial owner or Related Person to U.S. Regulators and Law Enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Company reserves the right to request any information as is necessary to verify the identity of the SHAREHOLDER and the source of any payment to the COMPANY. In the event of delay or failure by the SHAREHOLDER to produce any information required for verification purposes, the SUBSCRIPTION AGREEMENT may be refused by the COMPANY.

4.	Neither the SHAREHOLDER, nor any person or entity controlled by, controlling or under common control with the SHAREHOLDER, any of the SHAREHOLDER’S beneficial owners, any person for whom the SHAREHOLDER is acting as agent or nominee in connection with this investment nor, in the case of a SHAREHOLDER which is an entity, any Related Person is:

a.	A Prohibited Investor;

b.	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure's "immediate family," which includes the figure's parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

c.	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate;

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d.	a person or entity who gives SHAREHOLDER reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an "offshore bank," or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

5.	The SHAREHOLDER hereby agrees to immediately notify the COMPANY if the SHAREHOLDER knows, or has reason to suspect, that any of the representations in this Section 3(r) of the SUBSCRIPTION AGREEMENT has become incorrect or if there is any change in the information affecting these representations and covenants.

6.	The SHAREHOLDER agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the COMPANY may undertake appropriate actions, and the SHAREHOLDER agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the SHAREHOLDER’S interest in the Common Shares.

s.	The SHAREHOLDER represents and warrants that the SHAREHOLDER is either:

1.	Purchasing the Common Shares with funds that constitute the assets one or more of the following:

i.	an "employee benefit plan" as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("BRISA"), that is subject to Title I of ERISA;

ii.	an "employee benefit plan" as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (including a governmental plan, non-electing church plan or foreign plan). The Subscriber hereby represents and warrants that (a) its investment in the COMPANY: (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, and (b) neither the COMPANY nor any person who manages the assets of the COMPANY will be subject to any laws, rules or regulations applicable to such SHAREHOLDER solely as a result of the investment in the COMPANY by such SHAREHOLDER;

iii.	a plan that is subject to Section 4975 of the Code (including an individual retirement account);

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iv.	an entity (including, if applicable, an insurance company general account) whose underlying assets include "plan assets" of one or more "employee benefit plans" that are subject to Title I of ERISA or "plans" that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

v.	an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code or both; or

2.	Not purchasing the Common Shares with funds that constitute the assets of any of the entities or plans described in “i” through “v” directly above.

t.	The SHAREHOLDER further represents and warrants that neither SHAREHOLDER nor any of his/her/its affiliates (a) have discretionary authority or control with respect to the assets of the COMPANY or (b) provide investment advice for a fee (direct or indirect) with respect to the assets of the COMPANY. For this purpose, an "affiliate" includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person and "control" with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

u.	The SHAREHOLDER confirms that the SHAREHOLDER has been advised to consult with the SHAREHOLDER’S independent attorney regarding legal matters concerning the COMPANY and to consult with independent tax advisers regarding the tax consequences of investing in the COMPANY’S Common Shares. The SHAREHOLDER acknowledges that SHAREHOLDER understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The SHAREHOLDER acknowledges and agrees that the COMPANY is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the COMPANY by reason of the Purchase.

v.	The SHAREHOLDER hereby (i) consent to his/her/its inclusion in composite returns filed by the COMPANY on its behalf to the extent such SHAREHOLDER is eligible to participate in such composite return and such consent pursuant to this SUBSCRIPTION AGREEMENT is effective for such purpose and (ii) agrees to cooperate with the COMPANY as reasonably necessary in connection with any such composite return filing.

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4.	OWNERSHIP LIMITATION. The SHAREHOLDER acknowledges and agrees that, pursuant to the terms of the OPERATING AGREEMENT, the SHAREHOLDER generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the "Code") and as set forth in the OPERATING AGREEMENT, either more than 9.8% in value or in number of our Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of the COMPANY’S shares, whichever is more restrictive. The OPERATING AGREEMENT will include additional restrictions on ownership, including ownership that would result in (i) the COMPANY being "closely held" within the meaning of Section 856(h) of the Code, (ii) the COMPANY failing to qualify as a REIT or (iii) the COMPANY’S shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The SHAREHOLDER also acknowledges and agrees that, pursuant to the terms of the OPERATING AGREEMENT, the SHAREHOLDER’S ownership of the COMPANY’S Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5.	TAX FORMS. The SHAREHOLDER will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to the COMPANY. The SHAREHOLDER certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to the COMPANY will be true, correct and complete. The SHAREHOLDER shall (i) promptly inform the COMPANY of any change in such information, and (ii) furnish to the COMPANY a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by the COMPANY.

6.	NO ADVISORY RELATIONSHIP. SHAREHOLDER acknowledges and agrees that the purchase and sale of the Common Shares pursuant to this SUBSCRIPTION AGREEMENT is an arms-length transaction between the SHAREHOLDER and the COMAPNY. In connection with the purchase and sale of the Common Shares, the COMPANY is not acting as the SHAREHOLDER’S agent or fiduciary. The COMPANY assumes no advisory or fiduciary responsibility in the SHAREHOLDER’S favor in connection with the Common Shares or the corresponding real estate investments. The COMPANY has not provided the SHAREHOLDER with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and the SHAREHOLDER has consulted his/her/its own respective legal, accounting, regulatory and tax advisors to the extent the SHAREHOLDER has deemed appropriate.

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7.	BANKRUPTCY. In the event that the SHAREHOLDER files or enters bankruptcy, insolvency or other similar proceeding, the SHAREHOLDER agrees to use the best efforts possible to avoid the COMPANY being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this SUBSCRIPTION AGREEMENT should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) the SHAREHOLDER be allowed by the COMPANY to return the Common Shares to the COMPANY for a refund or (ii) the COMPANY be mandated or ordered to redeem or withdraw Common Shares held or owned by the SHAREHOLDER.

8.	MISCELLANEOUS PROVISIONS.

A.	This SUBSCRIPTION AGREEMENT shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

B.	All notices and communications to be given or otherwise made to the SHAREHOLDER shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the SHAREHOLDER at the records of the COMPANY. SHAREHOLDER shall send all notices or other communications required to be given hereunder to the COMPANY via email at IR@CenturyWestMultifamily.com (with a copy to be sent concurrently via prepaid certified mail to: CENTURY WEST MULTIFAMILY INCOME REIT, LLC; 1415 Jonesboro Road Los Angeles, California 90049, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, "business day" shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

C.	This SUBSCRIPTION AGREEMENT, or the rights, obligations or interests of the SHAREHOLDER hereunder, may not be assigned, transferred or delegated without the prior written consent of the COMPANY. Any such assignment, transfer or delegation in violation of this section shall be null and void.

D.	The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this SUBSCRIPTION AGREEMENT.

E.	Any term of this SUBSCRIPTION AGREEMENT may be amended and the observance of any term of this SUBSCRIPTION AGREEMENT may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

F.	If one or more provisions of this SUBSCRIPTION AGREEMENT are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this SUBSCRIPTION AGREEMENT and the balance of the SUBSCRIPTION AGREEMENT shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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G.	In the event that either party hereto commences any suit, action or other proceeding to interpret this SUBSCRIPTION AGREEMENT, or determines to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney's fees and expenses and costs of appeal, if any.

H.	This SUBSCRIPTION AGREEMENT (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the SHAREHOLDER’S contractual relationship with the COMPANY with regard to the matters set forth herein. This SUBSCRIPTION AGREEMENT supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the COMPANY and the SHAREHOLDER.

I.	This SUBSCRIPTION AGREEMENT may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

J.	The titles and subtitles used in this SUBSCRIPTION AGREEMENT are used for convenience only and are not to be considered in construing or interpreting this SUBSCRIPTION AGREEMENT. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

K.	The parties acknowledge that there are no third-party beneficiaries of this SUBSCRIPTION AGREEMENT, except for any affiliates of the COMPANY that may be involved in the issuance or servicing of Common Shares, which the parties expressly agree shall be third-party beneficiaries hereof.

9.	CONSENT TO ELECTRONIC DELIVERY. The SHAREHOLDER hereby agrees that the COMPANY may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of the COMPANY and its investments, including, without limitation, information about the investment, required or permitted to be provided to the SHAREHOLDER under the Common Share or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. Because the COMPANY operates principally on the Internet, the SHAREHOLDER will need to consent to transact business with the COMPANY online and electronically. As part of doing business with the COMPANY, therefore, the COMPANY also needs the SHAREHOLDER to consent to the COMPANY giving the SHAREHOLDER certain disclosures electronically, either via the COMPANY’S Website (www.CenturyWestMultifamily.com) or to the email address that the SHAREHOLDER provided to the COMAPNY. By entering into this SUBSCRIPTION AGREEMENT, the SHAREHOLDER consents to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to the SHAREHOLDER’S or the COMPANY’S rights, obligations or services under this SUBSCRIPTION AGREEMENT (each, a "Disclosure"). The decision to do business with the COMPANY electronically is that of the SHAREHOLDER. This document informs the SHAREHOLDER of his/her/its rights concerning Disclosures.

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A.	Scope of Consent. SHAREHOLDER consents to receive Disclosures and transact business electronically, and the COMPANY’S agreement to do so, applies to any transactions to which such Disclosures relate.

B.	Consenting to Do Business Electronically. Before the SHAREHOLDER decides to do business electronically with the COMPANY, the SHAREHOLDER should consider whether he/her/it has the required hardware and software capabilities described below.

C.	Hardware and Software Requirements. In order to access and retain Disclosures electronically, a SHAREHOLDER must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

D.	How to Contact the Company Regarding Electronic Disclosures. A SHAREHOLDER can contact the COMPANY via email at IR@CenturyWestMultifamily.com. A SHAREHOLDER may also reach the COMPANY in writing at the following address: CENTURY WEST MULTIFAMILY INCOME REIT, LLC; 1415 Jonesboro Road, Los Angeles, California 90049, Attention: Investor Relations. SHAREHOLDER agrees to keep the COMPANY informed of any change in your email or mailing address so that the SHAREHOLDER can continue to receive all Disclosures in a timely fashion. If the SHAREHOLDER’S registered e-mail address changes, the SHAREHOLDER must notify the COMPANY of the change by sending an email to IR@CenturyWestMultifamily.com.

10.	CONSENT TO ELECTRONIC DELIVERY OF TAX DOCUMENTS.

A.	Please read this disclosure about how the COMPANY will provide certain documents that the COMPANY is required by the Internal Revenue Service (the "IRS") to send to each SHAREHOLDER ("Tax Documents") in connection with the SHAREHOLDER’S Common Shares. A Tax Document provides important information a SHAREHOLDER needs to complete your tax returns. Tax Documents include Form 1099. Occasionally, the COMPANY is required to send a SHAREHOLDER CORRECTED Tax Documents. Additionally, the COMPANY may include inserts with the SHAREHOLER’S Tax Documents. The COMPANY is required to send Tax Documents to a SHAREHOLER in writing, which means in paper form. When a SHAREHOLDER consents to electronic delivery of his/her/its Tax Documents, the SHAREHOLDER will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

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B.	Agreement to Receive Tax Documents Electronically. By executing this SUBSCRIPTION AGREEMENT, the SHAREHOLDER is consenting in the affirmative that the COMPANY may send Tax Documents to the SHAREHOLDER electronically. Subsequently, if the SHAREHOLDER withdraws consent to receive Tax Documents electronically, a paper copy will be provided. A SHAREHOLDER’S consent to receive the Tax Documents electronically continues for every tax year until the SHAREHOLDER withdraws his/her/its consent.

C.	Shareholders May Choose to Receive Paper Copies. SHAREHOLDERS may obtain a paper copy of their Tax Documents by contacting the COMPANY at IR@CenturyWestMultifamily.com and request a paper copy.

D.	Withdrawal of Consent to Receive Electronic Notices. SHAREHOLDERS can withdraw their consent before the Tax Document is furnished by mailing a letter including SHAREHOLDER name, mailing address, effective tax year, and indicating the SHAREHOLDER’S intent to withdraw consent to the electronic delivery of Tax Documents to: CENTURY WEST MULTIFAMILY INCOME REIT, LLC; 1415 Jonesboro Road, Los Angeles, California 90049, Attention: Investor Relations.

If a SHAREHOLDER withdraws consent to receive Tax Documents electronically, a paper copy will be provided. A SHAREHOLDER’S consent to receive the Tax Documents electronically continues for every tax year until the SHAREHOLDER withdraws his/her/its consent.

E.	Termination of Electronic Delivery of Tax Documents. The COMPANY may terminate a SHAREHOLDER’S request for electronic delivery of Tax Documents without the SHAREHOLDER withdrawing consent in writing in the event that the COMPANY cancels the electronic delivery of Tax Documents.

F.	Shareholders must keep an E-mail Address with the Company. SHAREHOLDERS must promptly notify the COMPANY of a change of SHAREHOLDER email address. If a SHAREHOLDER’S mailing address, email address, telephone number or other contact information changes, the SHAREHOLDER must provide updated information by contacting us at IR@CenturyWestMultifamily.com.

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G.	Tax Documents Will Also be Made Available on the Company’s Website in the Future. In the future, a SHAREHOLDER will be able to access the COMPANY’S website at www.CenturyWestMultifamily.com, and there a SHAREHOLDER will be able to consent in the affirmative that the SHAREHOLDER agrees to receive Tax Documents electronically on the COMPANY’S website at www.CenturyWestMultifamily.com, and the SHAREHOLDER will be able to access Tax Documents from the site under the “My Account” tab.

11.	LIMITATIONS ON DAMAGES. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SHAREHOLDER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

12.	ARBITRATION.

A.	Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 12 of this SUBSCRIPTION AGREEMENT (this "Arbitration Provision"). The arbitration shall be conducted in the State of CALIFORNIA in the LOS ANGELES METROPOLITAN AREA. As used in this Arbitration Provision, "Claim" shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and the COMPANY (or persons claiming through or connected with the COMPANY), on the other hand, relating to or arising out of this SUBSCRIPTION AGREEMENT, any Common Share, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (E) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire SUBSCRIPTION AGREEMENT. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. Federal Securities Laws and to all claims that that are related to the COMPANY, including with respect to this offering, the COMPANY’S holdings, the common shares, the COMPANY’S ongoing operations and the management of the COMPANY’S investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

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B.	The party initiating arbitration shall do so with the American Arbitration Association (the "AAA") or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

C.	If the COMPANY elects arbitration, the COMPANY shall pay all the administrator's filing costs and administrative fees (other than hearing fees). If a SHAREHOLDER elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator's rules. The COMPANY shall pay the administrator's hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator's rules or applicable law require otherwise, or the SHAREHOLDER requests that the COMPANY pay them and the COMPANY agrees to do so. Each party shall bear the expense of his/her/its own attorney's fees, except as otherwise provided by law. If a statute gives the SHAREHOLDER the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

D.	Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator's rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the "FAA"), and may be entered as a judgment in any court of competent jurisdiction.

E.	The COMPANY agrees not to invoke its right to arbitrate an individual Claim that a SHAREHOLDER may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS SUBSCRIPTION AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

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F.	Unless otherwise provided in this SUBSCRIPTION AGREEMENT or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this subsection (F), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (F) shall be determined exclusively by a court and not by the administrator or any arbitrator.

G.	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

H.	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this SUBSCRIPTION AGREEMENT and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any Common Share to any other party. If any portion of this Arbitration Provision other than sub-section (E) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (E) are finally adjudicated pursuant to the last sentence of sub-section (E) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

I.	SHAREHOLDER also acknowledge that the requirement to arbitrate disputes contained in this Section 12 of the SUBSCRIPTION AGREEMENT and the waiver of court and jury rights contained in Section 13 of this SUBSCRIPTION AGREEMENT are also in the COMPANY’S OPERATING AGREEMENT and that subsequent holders of the COMPANY’S Common Shares will also be subject to such provisions.

J.	BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS SUBSCRIPTION AGREEMENT, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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13.	WAIVER OF COURT AND JURY RIGHTS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE COMMON SHARES OR ANY OTHER AGREEMENTS RELATED THERETO.

14.	WAIVER OF SECTION 18-305 RIGHTS. By executing this agreement, the SHAREHOLDER expressly and completely waive, to the fullest extent permitted by law, the SHAREHOLDER’S rights to request to review and obtain information relating to and maintained by the COMPANY, including, but not limited to, names and contact information of the COMPANY’S Shareholders, members, information listed in Section 18-305 of the Delaware Limited Liability Company Act, as amended, and any other information deemed to be confidential by the COMPANY in its sole discretion. In addition, by executing this SUBSCRIPTION AGREEMENT, the SHAREHOLDER expressly agrees not to seek to compel the COMPANY to produce any information described in the preceding sentence or pursuant to any statutory scheme or provision. BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

15.	AUTHORITY. By executing this SUBSCRIPTION AGREEMENT, SHAREHOLDER expressly acknowledge that SHAREHOLDER has reviewed this SUBSCRIPTION AGREEMENT and the Offering Circular for this particular subscription.

IN WITNESS WHEREOF, the SHAREHOLDER, or his/her/its duly authorized representative(s), hereby acknowledges that he/she/it has had the opportunity to read the risk factors set forth in the Offering Circular, and has hereby executed and delivered this SUBSCRIPTION AGREEMENT, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SHAREHOLDER:

Print Name of SHAREHOLDER

Description of Entity (if applicable)

EXHIBIT 1A-4 - page. 22

Signature of SHAREHOLDER

Name of Person Signing on behalf of SHAREHOLDER

Title (if applicable)

Address of SHAREHOLDER:

Telephone:

Email:

Number of Common Shares Purchase:

Purchase Price: $

AGREED AND ACCEPTED BY

CENTURY WEST MULTIFAMILY INCOME REIT, LLC

MR. JAMSHID KERMANI

CHAIRMAN OF THE BOARD OF DIRECTORS & MANAGING MEMBER

1415 JONESBORO ROAD

LOS ANGELES, CALIFORNIA 90049

Phone: (310) 395-1700

Email: IR@CenturyWestMultifamily.com

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